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                                 TRITON PCS, INC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                                                                                                  Three Months Ended
                                                                      Years Ended December 31,                         March 31,
                                                           1998      1999       2000       2001       2002          2002      2003
                                                           ----      ----       ----       ----       ----          ----      ----
Computation of Earnings:

Pre-tax income from continuing operations before
  loss from equity investees                             (40,276)  (149,360)  (176,012)  (196,300)  (133,514)     (30,925)  (31,350)
Adjustments to earnings:
Fixed charges (as computed below)                         35,875     59,656     76,592    140,425    166,782       40,826    42,808
Interest capitalized                                      (3,405)   (12,300)    (9,543)    (5,934)    (4,210)      (1,210)     (678)
Amortization of capitalized interest                           -          -      2,001      2,832      3,203          734       891
                                                         ---------------------------------------------------------------------------
Earnings as adjusted                                      (7,806)  (102,004)  (106,962)   (58,977)    32,261        9,425    11,671
                                                         ===========================================================================

Computation of Fixed Charges
Interest expense                                          30,391     41,061     55,903    117,499    144,086       35,182    37,511
Capitalized interest                                       3,405     12,300      9,543      5,934      4,210        1,210       678
Portion of rental expense which is representative of
  interest                                                 1,107      5,157      9,584     15,362     16,638        4,116     4,272
Amortization of deferred financing costs                     972      1,138      1,562      1,630      1,848          318       347
                                                         ---------------------------------------------------------------------------
Total Fixed Charges                                       35,875     59,656     76,592    140,425    166,782       40,826    42,808


                                                         ---------------------------------------------------------------------------
Deficiency of earnings to cover fixed charges            (43,681)  (161,660)  (183,554)  (199,402)  (134,521)     (31,401)  (31,137)
                                                         ===========================================================================
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